EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 12, 2004, accompanying the consolidated financial statements of Sunterra Corporation and subsidiaries appearing in Form 10-K for the year ended December 31, 2003 which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said report in the Registration Statement of Sunterra Corporation on Form S-3 and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Los Angeles, California

June 10, 2004